FOR IMMEDIATE RELEASE
National Atlantic Reports First Quarter 2006 Financial Results
Freehold, NJ, May 11, 2006 — National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced financial results for the first quarter ended March 31, 2006.
Net income for the three months ended March 31, 2006 was $4.0 million or $0.35 per share (diluted), compared with net income of $4.4 million or $0.78 per share (diluted) for the three months ended March 31, 2005. Diluted earnings per share for the three months ended March 31, 2006 were based on weighted average common shares (diluted) of 11,494,925 compared with weighted average common shares (diluted) of 5,614,940 for the three months ended March 31, 2005. Book value per share for the three months ended March 31, 2006 was $12.58, compared with $12.34 for the year ended December 31, 2005.
Total revenues for the three months ended March 31, 2006 decreased by $7.1 million, or 14.1%, to $43.2 million from $50.3 million for the three months ended March 31, 2005. The decrease in revenues relates primarily to the decrease in net earned premiums for the period.
“Having completed the re-underwriting process and eliminated the less profitable portion of the business assumed through replacement carrier transactions in prior years, our personal lines policy count is now growing,” said James V. Gorman, Chairman and Chief Executive Officer. “We achieved the financial performance we anticipated from our current book of business in the first quarter and anticipate further growth to take place during the remainder of the year,” he said.
Premiums
Direct written premiums for the three months ended March 31, 2006 decreased by $23.0 million, or 38.1%, to $37.3 million from $60.3 million in the comparable 2005 period. This decrease is due to the following: our closed agents business that was acquired as part of previous replacement carrier transactions with OCIC, Met P&C and Sentry decreased by $27.2 million due to the fact that as a result of the continued increase in the competitive nature of the New Jersey auto insurance market those agents were able to place that business with other carriers in the New Jersey Market. In addition, new business generated by our partner agents was $6.1 million, offset by attrition of existing business of $1.9 million.
Net written premiums for the three months ended March 31, 2006 decreased by $21.6 million, or 38.0%, to $35.2 million from $56.8 million in the comparable 2005 period. Net earned premiums for the three months ended March 31, 2006 decreased by $8.6 million, or 18.1%, to $38.8 million from $47.4 million in the comparable 2005 period. The decrease in both net written premiums and net earned premiums for the three months ended March 31, 2006 was due to the decrease in direct written premiums for the same period.
Net earned premiums for the three months ended March 31, 2006 is greater than net written premiums in the same period as a result of the decrease in direct written premium during the period offset by the increase in direct written premium which occurred in the comparable 2005 period as a result of the conversion of personal lines policies from six month to twelve month policies.

“New business production efforts by our Partner Agents continue to be strong and we anticipate that this will be the driving force behind our growth in future quarters,” Mr. Gorman said. “Our Partner Agents are focused on cross-selling multiple lines of business, which will allow us to create a more balanced overall business portfolio,” he said.
Line of Business Data
The table below shows our revenues in each of our lines of business for the periods indicated and the year-over-year percentage changes.
For the Quarter Ended March 31,
Revenues by Line of Business,

	2006	2005	Change	% Change
Private Passenger Auto	$28,551,066	$39,740,788	$(11,189,722)	(28.2)%
Homeowners	4,326,984	3,614,939	712,045	19.7%
Total Commercial Lines	5,967,515	4,014,554	1,952,961	48.7%

Total	$38,845,565	$47,370,281	$(8,524,716)	(18.0)%
“In addition, homeowners and commercial lines now represent 32.5% of our total direct written premiums, up from 15.7% at the end of the first quarter of 2005,” Mr. Gorman said. “We are continuing our television advertising campaign which has been highly successful at reaching small business owners and has helped to fuel the rapid growth in our commercial lines business,” he said.
Investment Income
Investment income for the three months ended March 31, 2006 increased by $1.5 million, or 65.2%, to $3.8 million from $2.3 million in the comparable 2005 period. The increase was due primarily to an increase in invested assets to $302.0 million at March 31, 2006 from $242.4 million at March 31, 2005. The increase in invested assets was primarily due to the capital raised in connection with our initial public offering completed on April 21, 2005. Our average book yield to maturity at March 31, 2006 and 2005 was 5.49% and 5.05%, respectively. The increase in yield was due to the purchase of securities with higher investment yields.
Loss and loss adjustment expenses
Loss and loss adjustment expenses for the three months ended March 31, 2006 decreased by $7.7 million, or 23.5%, to $25.1 million from $32.8 million in the comparable 2005 period. As a percentage of net earned premiums, losses and loss adjustment expenses incurred for the three months ended March 31, 2006 was 64.7% compared to 69.2% for the three months ended March 31, 2005. The ratio of net incurred losses, excluding loss adjustment expenses, to net earned premiums during 2006 was 63.4% compared to 59.5% for the comparable 2005 period. For the three months ended March 31, 2006, we increased reserves for prior years by $0.1 million. This increase is due to a minor re-evaluation of ceded loss recoveries on certain claims.
Conference Call Details
The Company will host a conference call the morning of May 11, 2006, at 11:00 a.m. Eastern Time (ET). Following a brief presentation by management, participants will have the opportunity to ask questions.

The conference call can be accessed by dialing 866-770-7120 (U.S. callers) or 617-213-8065 (international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call, using the passcode 38521800. The conference call can also be accessed via webcast through the Company’s web site at www.national-atlantic.com.
The teleconference will be recorded and a replay will be available from 1:00 p.m. ET on May 11, 2006 until 12:59 p.m. ET on May 18, 2006. To access the replay by telephone, dial 888-286-8010 (U.S. callers) or 617-801-6888 (international callers) and specify passcode 76432162. The teleconference will also be archived on the Investor Relations section of NAHC’s website at www.national-atlantic.com.
About NAHC:
National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.
The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.
For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.
National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.
Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
For further information contact:
National Atlantic Holdings Corporation
Frank J. Prudente, Executive Vice President — Corporate Finance
Tel — 732-665-1145

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,

	2006	2005
	(Unaudited)	(Unaudited)

Investments: (Note 3)
Fixed maturities held-to-maturity (fair value at March 31, 2006 and December 31, 2005 was $40,996 and $0, respectively)	$42,170	$—
Fixed maturities available-for-sale (amortized cost at March 31, 2006 and December 31, 2005 was $251,046 and $281,010, respectively)	247,434	278,384
Equity securities (cost at March 31, 2006 and December 31, 2005 was $11,809 and $12,636, respectively)	12,620	12,836
Short-term investments (cost at March 31, 2006 and December 31, 2005, was $450 and $8,800, respectively)	450	8,800

Total investments	302,674	300,020
Cash and cash equivalents	38,384	39,836
Accrued investment income	3,840	3,560
Premiums receivable — net (allowance for doubtful accounts at March 31, 2006 and December 31, 2005 was $35 and $19, respectively)	46,507	49,926
Reinsurance recoverables and receivables	39,310	41,057
Deferred acquisition costs	16,011	17,134
Property and equipment — Net	2,072	2,062
Taxes recoverable	—	1,152
Other assets	8,896	7,989

Total assets	$457,694	$462,736

Liabilities and Stockholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$214,789	$219,361
Unearned premiums	77,901	81,546
Accounts payable and accrued expenses	2,009	2,578
Deferred income taxes	11,064	11,069
Taxes payable	241	—
Other liabilities	10,449	9,973

Total liabilities	316,453	324,527

Commitments and Contingencies	—	—

Stockholders’ equity:
Common Stock, $0.01 par value (50,000,000 shares authorized; 11,223,690, and 11,202,190 shares issued as of March 31, 2006 and December 31, 2005, respectively)	97,480	97,458
Retained earnings	46,338	42,353
Accumulated other comprehensive (loss) income	(2,577)	(1,602)

Total stockholders’ equity	141,241	138,209

Total liabilities and stockholders’ equity	$457,694	$462,736

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings per share data)

	For the three months ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Revenue:
Net premiums earned	$38,846	$47,370
Net investment income	3,812	2,282
Realized gains (losses) on investments — net	162	392
Other income	371	286

Total revenue	43,191	50,330

Costs and Expenses:
Loss and loss adjustment expenses incurred	25,146	32,827
Underwriting, acquisition and insurance related expenses	11,660	10,708
Other operating and general expenses	418	335

Total costs and expenses	37,224	43,870

Income before income taxes	5,967	6,461
Provision for income taxes	1,982	2,088

Net Income	$3,985	$4,373

Net income per share Common Stock — Basic	$0.36	$0.88
Net income per share Common Stock — Diluted	$0.35	$0.78

NATIONAL ATLANTIC HOLDINGS CORPORATION
EARNINGS PER SHARE AND BOOK VALUE CALCULATIONS

	Three Months Ended March 31,
	2006	2005
Net Income applicable to common stockholders	$3,984,694	$4,372,626
Weighted average common shares — basic	11,206,920	4,941,990
Effect of dilutive securities:
Options	288,005	672,950

Weighted average common shares — diluted	11,494,925	5,614,940

Basic Earnings Per Share	$0.36	$0.88

Diluted Earnings per Share	$0.35	$0.78

	As of March 31,	As of December 31,
	2006	2005
	Book	Book
	Value	Value
Total Shareholders Equity	141,241,526	138,209,495

Total Shareholders Equity	141,241,526	138,209,495

Total Common Shares Outstanding	11,223,690	11,202,190

Book Value	$12.58	$12.34

Private Passenger Claim Frequency -
Auto Property Damage Liability